EXHIBIT 99. (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 87 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated May 27, 2003, relating to the financial statements and financial highlights which appear in the March 31, 2003 Annual Reports to Shareholders of the PIMCO Funds: Pacific Investment Management Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Independent Accountants” in the Prospectus and under the headings “Independent Accountants” and “Financial Statements” in the Statement of Additional Information in such Registration Statement.

PricewaterhouseCoopers LLP

Kansas City, Missouri

October 29, 2003